SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)     May 15, 1998


(Exact name of registrant as specified in its charter) Sunstates Corporation


     Delaware                             1-5300               22-1664434
(State or other jurisdiction             (Commission         (IRS Employer
 of incorporation)                        File Number)      Identification No.)


4600 Marriott Drive, Suite 200, Raleigh, N. C. 27612
(Address of principal executive offices)      (Zip Code)


Registrant's telephone number, including area code   (919) 781-5611



(Former name or former address, if changed since last report.)

ITEM 2 - DISPOSITION OF ASSETS

     On May 15, 1998, LaSalle National Bank, pursuant to a Notice of Private Sale of Collateral dated May 7, 1998 and as approved by an order issued by the Illinois Circuit Court, sold the common stock of Alba-Waldensian, Inc. (938,700 shares) and Rocky Mountain Chocolate Factory, Inc. (799,357 shares) it held under a loan to certain of the Company's subsidiaries. The Company was not involved in the determination of the transaction pricing and substantially all of the proceeds from the sale were utilized to retire the subsidiaries' debt to LaSalle, which had been in default since January 1997.

     The 938,700 shares of Alba-Waldensian, Inc. ("Alba"), representing 50.27% of Alba's outstanding stock, was sold to investors, including Alba (295,000 shares) and Mr. Clyde Wm. Engle (543,700 shares), the Company's Chairman and beneficial owner of a substantial amount of the Company's stock, for cash proceeds totaling $7,040,250. Prior to the transaction, Alba was a consolidated subsidiary of the Company and accordingly the Company utilized the equity method to account for its investment in Alba common stock. The recorded carrying value of these shares totaled $13,148,799 resulting in a loss of $6,108,549 upon the sale.

     The 799,357 shares of Rocky Mountain Chocolate Factory, Inc. ("Rocky Mountain"), representing 27.45% of Rocky Mountain's outstanding stock, was sold to investors including Rocky Mountain (336,000 shares), certain of Rocky Mountain's officers and directors (104,000 shares), and Mr. Clyde Wm. Engle (194,357 shares) for cash proceeds totaling $4,116,689. The Company utilized the equity method of accounting for its investment in Rocky Mountain common stock with a carrying value of $2,268,257 resulting in a gain of $1,848,432 upon the sale.

     The Company's only remaining  consolidated  operating units are its textile
equipment-manufacturing   subsidiary,   Sew  Simple   Systems,   Inc.   and  its
neighborhood newspaper-publishing subsidiary, Lerner Communications.

                                SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               SUNSTATES CORPORATION




Date: May 29, 1998                              /s/ Glenn J. Kennedy
                                                Chief Financial Officer